Exhibit 10.2

CHARGE

THIS CHARGE made as of March 7, 2025.

BETWEEN:

QUADREAL REAL ESTATE DEBT (CANADA) GP INC., IN ITS CAPACITY AS GENERAL PARTNER OF QUADREAL REAL ESTATE DEBT (CANADA) LIMITED PARTNERSHIP

(the “Chargee”)

- and -

SST VI 19 ESANDAR DR, ULC

SST VI 1230 LAKESHORE RD E, ULC

SST VI 1770 APPLEBY LINE, ULC

SST VI 2068 S SHERIDAN WAY, ULC

SST VI 24-60 SANFORD AVE N, ULC

SST VI 411 CITYVIEW BLVD, ULC

(each a “Chargor” and collectively, the “Chargors”)

WHEREAS:

A each of the Chargors is the registered owner, subject to registered encumbrances, liens and interests, if any, of its respective Property as set out in Schedule “A” attached hereto.

NOW THEREFORE in consideration of the Chargee providing the Loan to the Borrower Entities and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

Article 1
- INTERPRETATION
1.01
Definitions. In this Charge, unless something in the subject matter or context is inconsistent therewith:

“Applicable Laws” means all applicable federal, provincial or municipal laws, statutes, regulations, rules, by-laws, policies and guidelines, orders, permits, licenses, authorization, approvals and all applicable common laws or equitable principles whether now or hereafter in force and effect, whether in Canada, the United States of America or elsewhere.

“Borrower Entity” or “Borrower Entities”, as the context may require, means any of/all of the Chargors, each guarantor of all or part of the Loan Indebtedness, each Indemnitor, and any Person having a beneficial ownership interest (whether registered or unregistered) in all or any part of any Property from time to time and further provided that where a Borrower Entity is a partnership (whether general or limited), such term shall also include each general and limited partner, as applicable, thereof.

“Business Day” means a date, other than a Saturday, Sunday or statutory holiday, on which the Chargee’s offices in Victoria, British Columbia and Toronto, Ontario are open.

“Charge” means this Charge and any amendments thereto, to which the Chargors and the Chargee are parties and which is dated as of the date of registration of the Charge.

“Chargee” means QUADREAL REAL ESTATE DEBT (CANADA) GP INC., IN ITS CAPACITY AS GENERAL PARTNER OF QUADREAL REAL ESTATE DEBT (CANADA)

Exhibit 10.2

LIMITED PARTNERSHIP, and any person who acquires the right, title and interest of the Chargee under the Loan Documents.

“Chargors” means collectively, the Persons named as a Chargor in this Charge, and Chargor means any one of them as the context requires.

“Commitment Letter” means the commitment letter governing the Loan.

“Costs” means all reasonable fees, costs, charges and expenses of any Lender Entity for or incidental to (i) preparing, executing and registering the Loan Documents and making each advance of the Loan; (ii) collecting, enforcing and realizing on or under the Loan or the Loan Documents; (iii) inspecting, protecting, securing, completing, insuring, repairing, equipping, taking and keeping possession of, managing, selling or leasing any Property, including curing any defaults under or renewing any leasehold interest; (iv) appointing a receiver (under this Charge or otherwise) and such receiver’s fees and expenses (including all agents’ and legal fees and disbursements); (v) obtaining any environmental audits or other inspections, tests or reports with respect to any Property; (vi) complying with any notices, orders, judgments, directives, permits, licenses, authorizations or approvals with respect to any Property; (vii) performing the obligations of any Borrower Entity under the Loan Documents; (viii) all reasonable legal fees and disbursements in connection with the Loan, on a full indemnity (or equivalent) basis, and (ix) any other fees, costs, charges or expenses payable to any Lender Entity under any of the Loan Documents or Applicable Laws. “Costs” include interest at the Interest Rate on all such fees, costs, charges and expenses.

“Environmental Activity” means any activity, event or circumstance in respect of a Hazardous Substance including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater

“Environmental Laws” means all applicable federal, provincial, regional, state, municipal or local laws, common law, statutes, regulations, ordinances, codes, rules, guidelines, requirements, certificates of approval, licences or permits relating to a Hazardous Substance or any Environmental Activity, including without limitation (and in addition to any such laws relating to the environment generally) any such laws relating to public health, occupational health and safety, product liability or transportation.

“Environmental Proceeding” has the meaning set out in Subsection 4.02(m) of this Charge.

“Event of Default” or “default” means any of the following events shall have occurred and be continuing: (a) any default by the Chargors in payment of all or any portion of the Loan Indebtedness when due or in payment of any reserves due under the Loan Documents; (b) any Borrower Entity defaults in observing or performing any other covenant, condition or obligation under any Loan Document on its part to be observed or performed which default is not cured within the applicable grace or cure period, or if no such period is provided, within ten (10) days following written notice of such default to such Borrower Entity but only in the event such failure to comply is actually capable of being cured (provided that, if in the case of non-monetary defaults other than events of insolvency, rectification cannot reasonably be expected to be made within such period, then within a reasonable period of time thereafter provided that: (i) the Borrower Entity provides written notice to the Lender, and receives the Lender’s prior written consent approving the curative steps to be taken; and (ii) the defaulting party commences such rectification within the period and thereafter diligently pursues such rectification on the terms and conditions specified by the Lender; (c) any representation or warranty of any Borrower Entity in any Loan Document, or in any financial statement or other document at any time delivered by or on behalf of any such Borrower Entity to any Lender Entity in connection with the Loan, is incorrect or misleading in any material respect as of the time made or furnished; (d) any Borrower Entity becomes insolvent, makes any assignment in bankruptcy, makes any assignment for the benefit of creditors or makes any proposal to or seeks relief from its creditors under any bankruptcy, insolvency, reorganization, liquidation, moratorium, receivership or other similar laws affecting or relating to creditor’s rights, any order, declaration or judgement of any court is made adjudging or declaring any Borrower Entity bankrupt or insolvent or ordering the liquidation, winding-up, reorganization or arrangement of any Borrower Entity or granting any Borrower Entity protection from its creditors or appointing

Exhibit 10.2

any trustee, receiver, receiver and manager, sequestrator or other Person with similar powers in respect of any Borrower Entity or all or any part of its assets, or any proceedings are commenced by or against any Borrower Entity seeking any such order, declaration or judgement; (e) any default by any Borrower Entity under any Lien of all or any part of any Property ranking in priority to or subsequent to the security of this Charge or the other Loan Documents that is not cured within the applicable grace or cure period, or any attornment of rents, power of sale, judicial sale, foreclosure or other enforcement proceedings are commenced against or in respect of any Borrower Entity or any part of any Property under or in respect of such Lien or any holder of such Lien takes possession or control of any part of any Property; (f) the occurrence of any event or conditions that has had or could reasonably be expected to have (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of any of any Borrower Entity, (ii) a material adverse effect on the ability of any of the Borrower Entities to perform its respective obligations under any Loan Document to which it is a party, (iii) a material adverse effect on the rights and remedies of the Lender under any Loan Document, or (iv) a material adverse effect on the fair market value of any of the Properties or the income therefrom; (g) any part of any Property is condemned or expropriated and, in the opinion of the Chargee in respect of any expropriation, such expropriation materially impairs the value of any Property, the validity, enforceability or priority of the security of the Loan Documents, or the ability of any Borrower Entity to fulfil its obligations to the Chargee in respect of the Loan; (h) if any Transfer occurs in breach or in violation of the provisions of the Loan Documents; or (i) any other Event of Default under any Loan Document.

“Governmental Authority” means any federal, provincial, municipal or other form of government or any political subdivision or agency thereof, any body or authority exercising any functions of government, and any court, whether in Canada, the United States of America or elsewhere.

“Hazardous Substance” means any substance, combination of substances or by-product of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in or pursuant to any Environmental Laws.

“Indemnitor” means the Person(s) named as Indemnitor in the Commitment Letter or who delivers an Indemnity.

“Interest Adjustment Date” means April 1, 2025.

“Interest Rate” means 5.59% per annum, which rate of interest shall be calculated semi-annually, not in advance, both before and after maturity, demand, default and judgment.

“Lender Entity” means each of the Chargee and each Person having an ownership interest in the Loan from time to time, any receiver and their respective employees, officers and directors.

“Lien” means any mortgage, charge, pledge, hypothec, assignment, lien, lease, sublease, easement, preference, priority, trust or other security interest or encumbrance of any kind or nature whatsoever with respect to any property or asset, including any title reservations, limitations, provisos or conditions.

“Loan” means the loan made by the Chargee to the Chargors in the Principal Amount pursuant to the Loan Documents.

“Loan Documents” means, collectively, all documents, instruments, agreements and opinions now or hereafter evidencing, securing, guaranteeing and/or relating to the Loan and the Loan Indebtedness or any part thereof, including the Commitment Letter and this Charge.

“Loan Indebtedness” means the aggregate of (i) the Principal Amount, (ii) all interest and compound interest at the Interest Rate, (iii) Costs, (iv) the Prepayment Charge, if any, (v) any amount, cost, charge, expense or interest added to the Loan Indebtedness under the Loan Documents or Applicable Laws or which is otherwise due and payable thereunder or secured thereby from time to time, and (vi) the payment, performance, discharge and satisfaction of all other obligations of any Borrower Entity under or in respect of the Loan and Loan Documents.

Exhibit 10.2

“Maturity Date” means April 1, 2030.

“Monthly Payment” means each monthly payment of principal and interest to be paid by the Chargors to the Chargee on account of the Loan, each in the amount of $675,394.50.

“Payment Date” means the first day of each calendar month in each and every year commencing on the first day of the first calendar month following the Interest Adjustment Date and ending on the Maturity Date.

“Permitted Encumbrances” has the meaning ascribed thereto in the Commitment Letter.

“Person” means any individual, general or limited partnership, joint venture, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator, legal representative or Governmental Authority.

“Prepayment Charge” means, with respect to any acceleration or prepayment of the Principal Amount, an amount equal to the greater of (A) three (3) months’ interest at the Interest Rate on the Principal Amount then outstanding, and (B) the positive difference, if any, between (x) the present value on the date of such acceleration or prepayment of all future monthly payments which the Chargors would otherwise be required to pay under the Loan during the remainder of the Term of the Loan absent such prepayment or acceleration, including the unpaid Principal Amount which would otherwise be due upon the Maturity Date absent such acceleration or prepayment, with such present value being determined by the use of a discount rate equal to the ask side yield on the date of such acceleration or prepayment of Government of Canada bonds having the term to maturity closest to what otherwise would have been the remainder of the Term of the Loan absent such acceleration or prepayment, and (y) the Principal Amount on the date of such prepayment. If there is more than one Government of Canada bond with a maturity equally close to what otherwise would have been the remaining Term of the Loan absent the repayment by reason of such acceleration or prepayment, as the case may be, the selection of the applicable bond shall be made by the Chargee, acting reasonably.

“Principal Amount” means the principal amount of the Loan advanced and outstanding from time to time, being initially $164,500,000.

“Properties” means the lands and premises municipally and legally described in Schedule “A” hereto, together with all buildings, structures, fixtures, and improvements of any nature or kind now or hereafter located on such lands, and all other appurtenances thereto, and “Property” means any of them as the context requires.

“Realty Taxes” means all taxes, duties, rates, imposts, levies, assessments and other similar charges, whether general or special, ordinary or extraordinary, or foreseen or unforeseen, including municipal taxes, school taxes and local improvement charges, and all related interest, penalties and fines which at any time may be levied, assessed, imposed or be a Lien on any Property or any part thereof.

“Release” means the method by which a Hazardous Substance comes to be in the environment at large and includes discharging, spraying, injection, abandonment, depositing, spilling, leaking, seeping, pouring, emitting, emptying, throwing, dumping, placing and exhausting, and when used as a noun has a correlative meaning.

“Rents” means all revenues, receipts, income, credits, deposits, profits, royalties, rents, additional rents, recoveries, accounts receivable and other receivables of any kind and nature whatsoever arising from or relating to any Property.

“Term” means the date of the initial advance of the Loan to the date that is 60 months from the Interest Adjustment Date.

“Transfer” shall mean (a) any conveyance, assignment, transfer, sale, granting or creation of an option or trust with respect to, or other disposition of (voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any direct legal or beneficial interest in any Property (whether registered or unregistered) or any part thereof; or (b) any change in the effective voting control of any Person comprising any Chargor of any part of any Property from that existing as of the initial Loan advance (including any change of ownership of 50% or

Exhibit 10.2

more of the voting securities representing an interest in any such Person) and shall include any agreement to do or complete any of the matters referred to in (a) or (b) above.

1.02
Construction. In this Charge: (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders; (b) the word “including” shall mean “including, without limitation,”; (c) any reference to a statute shall mean the statute in force as at the date hereof, together with all regulations promulgated thereunder, as the same may be amended, re-enacted, consolidated and/or replaced from time to time, and any successor statute thereto; (d) any reference to the Commitment Letter, any Loan Document, any lease or other agreement or instrument shall include all amendments, addenda, modifications, extensions, renewals, restatements, supplements or replacements thereto from time to time; (e) reference to the Chargee, Chargors, Indemnitor, any guarantor, Lender Entity, Borrower Entities, any beneficial owners of the Properties, and any other Person shall include their respective successors and permitted assigns, and reference to “corporation” shall include a company or other form of body corporate; (f) all dollar amounts are expressed in Canadian dollars; (g) the division of this Charge into separate Articles, Sections, Subsections and Schedule(s), and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Charge; (h) the Chargee’s right to give or withhold any consent or approval, make any determination or exercise any discretion shall be exercised by the Chargee acting reasonably unless otherwise expressly provided, except that following an Event of Default, the Chargee shall be entitled to exercise same in its sole discretion; (i) the Loan Documents are the result of negotiations between the parties hereto and shall not be construed in favour of or against any party by reason of the extent to which any party or its legal counsel participated in its preparation; (j) notwithstanding the actual date of execution or registration of this Charge, this Charge may be referred to in the Loan Documents as having been executed as of the date of registration; (k) if more than one Person is named as, or otherwise becomes liable for or assumes the obligations and liabilities of the Chargors, then the obligations and liabilities of all such Persons shall be joint and several; (l) time shall be of the essence; (m) all obligations of the Chargors in this Charge will be deemed to be covenants by the Chargors in favour of the Chargee; and (n) the term “sole discretion” shall mean sole, absolute and subjective discretion. Where any reference is made in this Charge to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against or a covenant, representation or warranty (other than relating to the constitution or existence of the trust) by or with respect to, a trust, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against or a covenant, representation or warranty (other than relating to the constitution or existence of the trust) by or with respect to, the trustee(s) of the trust. In the event of any conflict or inconsistency between any provision of this Charge and the provision of any other Loan Document, the provision of this Charge shall prevail to the extent of any such conflict or inconsistency. This Charge is intended to supplement and not derogate from the other Loan Documents. The delivery of this Charge for registration by direct electronic transmission shall have the same effect for all purposes as if this Charge was in written form, signed by the Chargors and delivered to the Chargee.
1.03
Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and obligations of each Borrower Entity in the Loan Documents shall (i) survive the making of any advance or repayment of the Loan, any full or partial release, termination or discharge of any Loan Document, and any enforcement proceedings taken by any Lender Entity under any Loan Document or Applicable Laws and shall not be affected or discharged by any bankruptcy, liquidation, winding-up, dissolution or insolvency of any Borrower Entity; (ii) enure to the benefit of the Chargee for itself and on behalf of each Lender Entity (including each Person having a beneficial or unregistered ownership interest in the Loan), and (iii) be fully effective and enforceable by the Chargee notwithstanding any due diligence performed by or on behalf of any Lender Entity or any breach by any Borrower Entity of any of its obligations and liabilities in respect of the Loan or other information (to the contrary or otherwise) known to any Lender Entity at any time. Without limiting the foregoing, the representations, warranties, covenants and obligations of the Chargors under the Loan Documents shall be fully binding upon and enforceable against the Chargors when beneficial owner of the Properties and when a trustee, agent or nominee of the Properties for any other Person. The representations and warranties of each Borrower Entity in the Loan Documents are deemed to be made to the Chargee on the date of execution of each Loan Document by such Borrower Entity and are deemed repeated on the date of each Loan

Exhibit 10.2

advance. Each Chargor agrees that all enforcement actions or proceedings may be brought by the Chargee under or in respect of the Loan and the Loan Documents on behalf of all Person(s) having a beneficial or unregistered ownership interest therein and waives any requirement that any such Person(s) be a party thereto.
Article 2
- CHARGE
2.01
Charge. As security for the payment and performance to the Chargee of the Loan Indebtedness and the performance of each of the Borrower Entities’ obligations and covenants hereunder and under the Loan Documents, each of the Chargors hereby mortgages, charges and grants a security interest in the Properties to and in favour of the Chargee.
2.02
Continuing Security. Without limiting any other provision hereof, this Charge secures, inter alia, a current or running account of the Principal Amount advanced by the Chargee in and the amount of such advance when so made will be secured by this Charge and be repayable with interest at the Interest Rate and this Charge will be security for the ultimate balance owing to the Chargee arising from the current and running accounts represented by the advance of the Principal Amount with interest at the Interest Rate and all other amounts secured hereby and notwithstanding any change in the amount, nature and form of the Loan Indebtedness from time to time. If the whole or any part of the Principal Amount or other amount secured hereby is repaid, this Charge shall be and remain valid security for any subsequent advance or readvance by the Chargee to the Chargors until such time as the Chargee has executed and delivered to the Chargors a complete discharge of this Charge. The provisions relating to defeasance contained in Subsection 6(2) of the Land Registration Reform Act (Ontario) are hereby expressly excluded from this Charge.
Article 3
- PAYMENT PROVISIONS
3.01
Covenant to Pay. The Chargors acknowledge themselves indebted and promise to pay the Loan Indebtedness to the Chargee as and when provided in this Charge, without set-off, deduction or abatement.
3.02
Interest. The Principal Amount shall bear interest at the Interest Rate both before and after default, demand, maturity and judgment until paid.
3.03
Payment Provisions. The Chargors will pay the Loan Indebtedness to the Chargee as follows: (a) interest at the Interest Rate on the Principal Amount or such portion as may be advanced from time to time, calculated from the date of the initial advance of the Loan, which shall become due and payable on the first day of each calendar month following the date of advance to and including the Interest Adjustment Date (at the option of the Chargee, such interest may be deducted from such advance); (b) from and after the Interest Adjustment Date, the Principal Amount and interest thereon at the Interest Rate computed from the Interest Adjustment Date will become due and payable by payments each in the amount equal to the Monthly Payment (which shall include principal and interest) on each Payment Date (such payments to be applied as provided in Section 3.09 hereof) and the balance of the Principal Amount with interest at the Interest Rate will become due and payable on the Maturity Date; (c) any part of the Loan Indebtedness that is not principal or interest on principal will be payable on demand with interest thereon at the Interest Rate; and (d) the balance of the Loan Indebtedness then remaining together with any interest thereon at the Interest Rate will become due and be paid on the Maturity Date.
3.04
Compound Interest. Interest shall accrue on overdue interest at the Interest Rate from time to time, both before and after default, demand, maturity and judgment until paid and shall be due and payable by the Chargors to the Chargee forthwith. If such overdue interest and compound interest are not paid within the interest calculation period (being semi-annually not in advance) provided in this Charge from the time of default, a rest will be made and compound interest at the Interest Rate will be payable on the aggregate amount then due, both before and after maturity, default and judgment, and so on from time to time until paid. All compound interest shall be added to the Loan Indebtedness and secured by this Charge.
3.05
Receipt of Payment. Payment will not be deemed to have been made until the Chargee has actually received such money. The Chargors assume all risk if payments are lost or delayed. Any payment received after 12:00 o’clock noon Victoria time on any day will be deemed, for the purpose of calculation of interest, to have been made and received on the next Business Day.

Exhibit 10.2

Payments shall be made to the Chargee at such place as the Chargee may designate from time to time.
3.06
Wire Transfer/Pre-authorized Chequing. The Chargors, on written request from the Chargee, and at the Chargee’s option, will make all payments pursuant to this Charge by pre-authorized chequing or electronic debit entry on an account maintained by the Chargors and will execute and provide such written authorizations and sample cheques as the Chargee may require.
3.07
Dishonoured Cheques or Payments. If any of the Chargors’ cheques are not honoured when presented for payment or if a pre-authorized payment is not honoured, the Chargors will immediately pay the Chargee a reasonable servicing fee as determined by the Chargee or its servicer to cover the administration costs and expenses arising therefrom. Until paid, such servicing fee, together with interest thereon at the Interest Rate shall be added to the Loan Indebtedness and secured by this Charge.
3.08
No Right of Prepayment. The Loan may be repaid in whole (or in part in accordance with the Commitment Letter) prior to the Maturity Date, subject to the following:
(a)
if the Loan is repaid during the first twenty-four (24) months of the Term following the date of advance, upon payment to the Lender of the Prepayment Charge;
(b)
if the Loan is repaid between months 25 to 60 of the Term, payment to the Lender of the Pre payment Charge plus the Chargors will be required to pay to the Lender an exit fee equal to 75bps of the then outstanding Principal Amount of the Loan.

For greater certainty, such Prepayment Charge(s) shall form part of the Loan Indebtedness and shall be secured by the Charge and the other Loan Documents. The Chargors acknowledge that the Prepayment Charge represents reasonable and fair compensation for the loss that the Chargee may sustain from any acceleration or prepayment of the Principal Amount of the Loan prior to the Maturity Date, provided nothing herein shall create any right to prepay all or any portion of the Principal Amount at any time or in any circumstances prior to the Maturity Date.

3.09
Application of Payments. Prior to an Event of Default, all Monthly Payments and other payments received by the Chargee on account of the Loan Indebtedness shall be applied as follows, regardless of any other designation of such payments as principal, interest or other charges: first, to the repayment of sums advanced by the Chargee pursuant to the Loan or any Loan Document for any reason (other than the Principal Amount), including sums advanced to pay Realty Taxes, Costs, insurance premiums or other charges against the Properties (together with interest thereon at the Interest Rate from the date of advance until paid), then to the payment of accrued but unpaid interest which is then due and payable, and finally, to reduction of the Principal Amount. Following an Event of Default, all payments received by the Chargee shall, regardless of any direction or statement of any Borrower Entity to the contrary, be applied by the Chargee to principal, interest and/or such other charges due under this Charge or the other Loan Documents in such order as the Chargee shall determine in its sole discretion.
3.10
Costs. The Chargors covenant to pay all Costs to the Chargee forthwith upon demand whether or not all or any part of the Principal Amount is advanced. Until paid, all Costs together with interest thereon at the Interest Rate shall be added to the Loan Indebtedness and secured by this Charge.
3.11
Deemed Re-investment. There shall be no allowance or deduction for deemed re-investment with respect to any amounts paid to the Chargee on account of interest under the Loan.
Article 4
- REPRESENTATIONS, WARRANTIES AND COVENANTS
4.01
Statutory Covenants. The implied covenants under subsection 7(1) of the Land Registration Reform Act (Ontario) are expressly incorporated in this Charge but shall be varied so that they shall apply to the Chargors when the beneficial owner of the Properties and to the Chargors when a trustee of the Properties for any other Person. The covenants in this Charge supplement and do not derogate from such implied covenants.
4.02
Representations, Warranties and Covenants. The Chargors represent and warrant to and covenants with the Chargee:

Exhibit 10.2

(a)
Authorization. Each Borrower Entity (i) which is a corporation is a duly organized and validly existing corporation under the laws of its governing jurisdiction; (ii) which is a partnership is a valid and subsisting general or limited partnership, as the case may be, under the laws of its governing jurisdiction; (iii) which owns an interest in any Property (whether legal or beneficial, registered or unregistered) has full power, authority and legal right to own such Property and to carry on its business thereon in compliance with all Applicable Laws and is duly licensed, registered or qualified in all jurisdictions where the character of its undertaking, property and assets or the nature of its activities makes such licensing, registration or qualification necessary or desirable; (iv) has full power, authority and legal right to enter into each of the Loan Documents to which it is a party and to do all acts and execute and deliver all other documents as are required to be done, observed or performed by it in accordance with their respective terms; (v) has taken all necessary action and proceedings to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to observe and perform the provisions of each in accordance with its terms; (vi) shall maintain in good standing its existence, capacity, power and authority as a corporation or partnership, as the case may be, and shall not liquidate, dissolve, wind-up, terminate, merge, amalgamate, consolidate, reorganize or restructure or enter into any transaction or take any steps in connection therewith; and (vii) which is a Chargor, is a corporation resident in Canada for the purposes of the Income Tax Act (Canada).
(b)
Enforceability. The Loan Documents constitute valid and legally binding obligations of each Borrower Entity enforceable against each of them in accordance with their terms. Neither execution and delivery of the Loan Documents, nor compliance with the terms and conditions of any of them, (i) has resulted or will result in a violation of the constating documents governing any Borrower Entity, including any unanimous shareholders’ agreement, or any resolution passed by the board of directors, shareholders or partners, as the case may be, of any Borrower Entity, (ii) has resulted or will result in a breach of or constitute a default under any agreement or instrument to which any Borrower Entity is a party or by which it or any Property or any part thereof is bound or (iii) requires any approval or consent of any Person except such as has already been obtained.
(c)
Title and Security. Each Chargor is the sole legal owner of its respective Property in Schedule “A” attached hereto. Each Chargor has good and marketable legal title in fee simple to its respective Property in Schedule “A” free and clear of all Liens (other than Permitted Encumbrances), and this Charge and the other Loan Documents shall be at all times a good and valid mortgage, charge, assignment of and security interest in such Property in priority to all other Liens, other than Permitted Encumbrances. Each Chargor shall defend title to its respective Property in Schedule “A” for the benefit of the Chargee from and against all actions, proceedings and claims of all Persons. Each Chargor shall not subject its respective Property in Schedule “A” or any part thereof to a condominium regime or any other form of multiple ownership or governance.
(d)
Transfers and Liens. No Transfer shall be made or permitted to be made without the prior written consent of the Chargee in its sole discretion. No Liens, other than Permitted Encumbrances, shall be created, issued, incurred or permitted to exist (by operation of law or otherwise and whether prior, pari passu or subordinate to the security of this Charge and the other Loan Documents) on any part of any Property or any interest therein (except in favour of the Chargee as security for the Loan), without the prior written consent of the Chargee in its sole discretion. Any Lien not permitted hereby shall be vacated and discharged from the Properties by the Chargors, within twenty (20) days of receipt by the Chargors, of written notice thereof. Subject to the foregoing, if, without the prior consent of the Chargee, any Transfer or any Lien of any part of any Property or any interest therein is made, created, incurred or permitted to exist, then the Chargee, at its sole option, may declare the Loan Indebtedness (including the Prepayment Charge) to be immediately due and payable by the Chargors to the Chargee. If the Chargee elects to provide its consent to any Transfer in its sole discretion, such consent shall be subject to satisfaction of the following terms and conditions (each of which shall be an obligation of the Chargors to promptly satisfy prior to completion of such Transfer): (i) no Event of Default shall have occurred and be uncured and no event shall have occurred and be uncured which, with the passing of time or the giving of notice or both, would be an Event of Default, (ii) the Chargee shall have approved in its sole discretion the financial condition, managerial capacity and ownership structure of the transferee, (iii) the transferee and each other Borrower Entity shall execute and deliver, in the Chargee’s form, an assumption agreement and such other indemnities, confirmations, insurance policies (including title insurance) and opinions as the Chargee may require in its sole discretion, (iv) the Chargors shall pay all fees, costs, expenses, charges and disbursements relating to such

Exhibit 10.2

Transfer including the reasonable fees, costs, expenses, charges and disbursements of the Chargee, its counsel and its servicer for review of Chargors’ compliance with the requirements hereof and the preparation and review and/or recording of any and all documentation, accounting certifications or legal opinions relating thereto, including any governmental or third-party fees, costs, taxes or assessments thereon, (v) the Chargors shall pay to the Chargee an assumption fee as determined by the Chargee, and (vi) the Chargors shall satisfy all other conditions imposed by the Chargee in respect of such Transfer in its sole discretion. Following any such Transfer, the Chargors and each beneficial owner of the Properties including each transferee, shall be a corporation resident in Canada. No Transfer permitted by this Charge shall in any way affect the validity, priority or enforceability of the Loan Documents or the security thereof or release, discharge, modify or otherwise affect the respective obligations of the transferor or any other Borrower Entity thereunder.
(e)
Realty Taxes and Utility Charges. The Chargors shall pay or cause to be paid all Realty Taxes and utility charges when due. The Chargors shall provide the Chargee with evidence of payment of such Realty Taxes not less than annually, on demand, or on such other schedule as determined by the Chargee, acting reasonably.
(f)
Litigation. There are no existing or, to any Borrower Entity’s knowledge, threatened actions, proceedings or claims against or relating to any Property or any Borrower Entity that would have a material adverse effect on its financial condition or business. The Chargors shall promptly give written notice to the Chargee of: (i) any litigation or administrative or regulatory proceeding affecting it where the amount of the claim is $500,000.00 or more, or where the granting of the requested relief would have a material adverse effect on its financial condition or business, and (ii) any substantial dispute between a Chargor and any governmental or regulatory authority.
(g)
Property. Each Property is in good condition and repair, complies with all Applicable Laws in all material respects, title encumbrances and material agreements, and the present use and location of the buildings, structures and other improvements are legal conforming uses under all Applicable Laws. No buildings, structures or other improvements have been made, altered or removed from the Properties since the date of the surveys provided to the Chargee prior to the initial Loan advance and such surveys accurately show the location thereof. The Chargors are not aware of any action, proceedings, notices, judgments, orders or claims by any Person alleging or relating to any non-compliance by the Properties with any Applicable Laws, title encumbrances or material agreements or any permits, licenses or approvals and the Chargors shall promptly notify and provide the Chargee with all information concerning same as the Chargee may require from time to time. All services and utilities necessary for the use and operation of any Property are located in the public highway(s) abutting the Properties (or within easements disclosed to and approved by the Chargee in writing prior to the initial Loan advance) and are connected and available for use. Each Property has unrestricted and unconditional rights of public access to and from public highways (completed and available for public use) abutting such Property at all existing access points. The Chargors are not aware of any existing or threatened expropriation or other similar proceeding in respect of any Property or any part thereof.
(h)
Use and Maintenance. The Chargors shall not change the use of or abandon the Properties, commit or permit any waste of the Properties. The Chargors shall diligently maintain, use, manage, operate and repair the Properties in a safe and insurable condition, in accordance with Applicable Laws, title encumbrances, material agreements, permits, licenses and approvals, in a prudent and business-like manner, and in keeping with the standards of a prudent owner for similar properties in the locality in which the Properties are situate. The Chargors shall promptly make or cause to be made at its expense all necessary repairs and replacements to the Properties necessary to comply with this Charge in a good and workmanlike manner and at least equal in quality to the original work, and in compliance with all Applicable Laws, title encumbrances, applicable material agreements, permits, licenses and approvals.
(i)
Changes to Properties. The Chargors shall not demolish, remove, or alter (in any material way) any Property or any portion thereof, nor consent to or permit any such action, without obtaining in each instance the Chargee’s prior written consent in its sole discretion.
(j)
Management. The manager of each Property shall be an affiliate of the Chargor. The manager shall not be removed or replaced and the management agreement shall not be terminated

Exhibit 10.2

or amended without the prior written consent of the Chargee in its sole discretion. Upon an Event of Default, the Chargee may terminate, or require the Chargors to terminate, such management agreement(s) and may retain, or require the Chargors to retain, a new manager approved by the Chargee (in each case at the Chargors’ sole expense). Each management agreement shall contain termination provisions consistent with this Subsection.
(k)
Right of Inspection. The Chargee, its servicer and their respective agents and employees shall have the right, subject to the rights of tenants under existing leases, to enter and inspect any Property at all reasonable times and, except in an emergency or following an Event of Default, upon reasonable notice (which notice need not be in writing) to the Chargors. The Chargee shall not be a mortgagee in possession by reason of its exercise of any such right.
(l)
Permits. The Chargors (i) have obtained all necessary permits, agreements, rights, licences, authorizations, approvals, franchises, trademarks, trade names and similar property and rights (collectively “Permits”) necessary to permit the lawful occupancy, operation and use of the Properties; (ii) are not in default under such Permits and shall maintain all such Permits in good standing and in full force and effect; (iii) shall not terminate, amend or waive any of its rights and privileges under any Permits without the Chargee’s prior written consent in its reasonable discretion; and (iv) are not aware of any proposed changes or any notices or proceedings relating to any Permits (including pending cancellation, termination or expiry thereof). The Chargors shall promptly notify and deliver to the Chargee particulars of any such changes, notices or proceedings that may arise from time to time.
(m)
Representations Regarding Environmental Matters. Except as otherwise disclosed in the Commitment Letter: (i) the Properties and the activities and operations of the Chargors thereon, and to the knowledge of each of the Borrower Entities, those of any lessee, licensee or other occupant comply in all material respects with all Environmental Laws and are not subject to any existing judicial, governmental, regulatory or other investigations, proceedings, inquiries or notices, and neither has the Chargors, nor any present lessee, licensee or other occupant of any Property or any part thereof, or any person having the charge, management or control thereof, filed any notice or report pursuant to any Environmental Laws in connection with such Property (each an “Environmental Proceeding”); (ii) the Borrower Entities have no knowledge of any Environmental Activity in respect of the Release of any Hazardous Substance at, upon, under, over, within or with respect to the Properties or any contiguous real or immovable property to or from which the Release of a Hazardous Substance could reasonably be anticipated, other than in the normal course of operations thereon, and then, in compliance with Environmental Laws; (iii) neither the Chargors nor any other Person has been, or is, involved in any operations at, or with respect to the Properties in contravention of Environmental Laws which could lead to the imposition of liability on the Chargors or on any subsequent or former owner or occupier or Person who has or will have the charge, management or control of any Property, or the creation of an encumbrance or charge on any Property under any Environmental Laws; and (iv) no underground storage tanks or surface impoundments or equipment containing, or that have contained PCBs or related chemical substances, are located on or under any Property.
(n)
Covenants Regarding Environmental Matters. The Chargors shall: (i) ensure that the Properties and the Chargors comply with all Environmental Laws at all times; (ii) not permit any Hazardous Substance to be located, manufactured, stored, spilled, discharged or disposed of at, on or under the Properties (except in the ordinary course of business of the Chargors or any tenant and in compliance with all Environmental Laws); (iii) notify the Chargee promptly of any threatened or actual Environmental Proceedings that may arise from time to time and provide particulars thereof; (iv) remediate and cure in a timely manner any non-compliance by the Properties or the Chargors with Environmental Laws, including removal of any Hazardous Substances, and provide the Chargee promptly upon request with such information and documents (all at the Chargors’ expense) as may be required by the Chargee to confirm and/or ensure such compliance by the Properties and the Chargors with Environmental Laws.
(o)
Environmental Indemnity. Without limiting any other provision of any Loan Document, the Chargors shall indemnify and pay, protect, defend and save the Chargee harmless from and against all actions, proceedings, losses, damages, liabilities, claims, demands, judgments, costs and expenses (including legal fees and disbursements on a solicitor and its own client basis) (collectively “Environmental Claims”) occurring, imposed on, made against or incurred by the Chargee arising from or relating to, directly or indirectly, whether or not disclosed by any

Exhibit 10.2

environmental audit obtained by any Lender Entity prior to the initial Loan advance and whether or not caused by the Chargors or within their control: (i) any actual or alleged breach of Environmental Laws relating to or affecting the Properties, (ii) the actual or alleged presence, release, discharge or disposition of any Hazardous Substance in, on, over, under, from or affecting all or part of any Property or surrounding lands, including any personal injury or property damage arising therefrom, (iii) any actual or threatened Environmental Proceeding affecting any Property including any settlement thereof, (iv) any assessment, investigation, containment, monitoring, remediation and/or removal of all Hazardous Substances from all or part of any Property or surrounding areas (and emanating from any Property) or otherwise complying with Environmental Laws; or (v) a breach by any Borrower Entity of any Loan Document or Applicable Law relating to environmental matters (including Subsections 4.02(m) and (n) above). Notwithstanding any other Loan Document, the Chargors agree that the Chargee shall have full and unrestricted recourse to the Chargors and all of its property and assets for all such Environmental Claims.
(p)
Statement of Disclosure. Each Borrower Entity has received all statements of disclosure in respect of the Loan as required by and in compliance with Applicable Laws.
(q)
Financial and Other Information. All financial statements and other information delivered to any Lender Entity by or on behalf of each Borrower Entity in connection with the Loan are complete and correct in all material respects and include, as applicable, all material facts and circumstances concerning the financial or other condition or status of the Properties, each Borrower Entity or its business and operations necessary to ensure all such statements and information so provided are not misleading as of the date of delivery to such Lender Entity or as of such other date specified therein. There has been no subsequent material adverse change in the financial or other condition of the Properties, any Borrower Entity or its business and operations. No Borrower Entity has any material liability (contingent or otherwise) or other unusual or forward commitment not reflected in such financial statements. Each Borrower Entity has filed all tax returns required by Applicable Laws and has paid, when due, all taxes, surtaxes, duties, rates, withholdings and other similar charges (including related interest, penalties and fines) imposed on it by Applicable Laws or any Governmental Authority.
(r)
Financial Statements. The Chargors shall provide the financial reporting required by the Commitment Letter, at the time or times required therein.
(s)
Not a Construction Loan. The Chargors covenant, represent and warrant that the Loan and the proceeds thereof are not to be used for the purpose of securing the financing of any improvement (within the meaning of the Construction Act (Ontario)) to the Properties or for repaying any charge which was taken to secure the financing of an improvement to any of the Properties.
4.03
Performance of Covenants and Default. The Chargors shall observe and perform and cause to be observed and performed all covenants, provisos and conditions contained in this Charge and the other Loan Documents. The Chargors represent and warrant to the Chargee that no Event of Default has occurred and no event has occurred which with the giving of notice, lapse of time or both would constitute an Event of Default. Upon becoming aware of any such Event of Default or event, the Chargors shall promptly deliver to the Chargee a notice specifying full particulars of same.
Article 5
- INSURANCE
5.01
Insurance Coverage. The Chargors shall maintain at their sole expense the following insurance coverages with respect to the Properties for the benefit of Chargee until the Loan Indebtedness has been fully paid and satisfied: (a) insurance against loss or damage by fire, casualty and other hazards as are now or subsequently covered by an “all risk” policy with such endorsements as the Chargee may reasonably require from time to time, covering one hundred percent (100%) of the full replacement cost of the buildings, structures and improvements comprising any Property (including footings and foundations) including, without limitation, flood, earthquake, sewer backup and blanket building by-laws with no requirement to replace same on the same or adjacent site; (b) rental insurance covering one hundred percent (100%) of the total Rents from any Property for not less than a twenty-four (24) month period (to be determined once each calendar year); (c) comprehensive broad form boiler and machinery coverage; (d) “Comprehensive General Liability Form” of commercial general liability insurance coverage with

Exhibit 10.2

the “Broad Form CGL” endorsement, providing coverage on a per occurrence basis in an amount not less than Five Million Dollars ($5,000,000.00) per occurrence; and (e) such other insurance as required by the Chargee pursuant to the Commitment Letter. The Chargors represent and warrant to the Chargee that all such insurance is in full force and effect from and after the initial Loan advance.
5.02
Policy Terms. All insurance required by this Article shall be subject to a stated amount of co-insurance or no co-insurance requirement, have a term of not less than one year and shall be in the form and amount and with such deductibles, endorsements and insurers as are acceptable to the Chargee from time to time in its sole discretion. Original or certified copies of all insurance policies and all renewals thereof shall be delivered by the Chargors to the Chargee prior to the initial Loan advance or policy expiry, as the case may be. If insurance certificates or binders evidencing such insurance and acceptable to the Chargee are delivered prior to the initial Loan advance or renewal, as the case may be, the original or certified copies of such insurance policies may be delivered to the Chargee within ninety (90) days thereafter. All property, income and boiler and machinery policies shall (i) contain either a stated amount endorsement or a waiver of any co-insurance provision, (ii) contain Canadian standard mortgage clauses in favour of the Chargee, and (iii) shall name the Chargee (or an insurance trustee on terms approved by the Chargee in its sole discretion) as first loss payee. The Chargors shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required hereunder. If any insurance required by this Charge is not maintained by the Chargors at any time, the Chargee may (but is not obligated to) effect such insurance in any manner it shall determine in its sole discretion and all costs and expenses incurred by or on behalf of the Chargee in maintaining such insurance shall be payable by the Chargors to the Chargee forthwith on demand. Until paid, such costs and expenses together with interest thereon at the Interest Rate shall be added to the Loan Indebtedness and secured by this Charge. As additional and separate security for payment of the Loan Indebtedness, the Chargors hereby assign, transfer and set over to the Chargee, as a first Lien thereon, all legal and beneficial right, title and interest in and to all present and future insurance proceeds in respect of any Property and the Chargors hereby authorize and direct the issuer of any such insurance proceeds to distribute such proceeds as expressly provided pursuant to this Charge. Upon an Event of Default, all insurance proceeds and expropriation awards arising in respect of any Property shall, at the option of the Chargee in its sole discretion, be applied in reduction of the Loan Indebtedness.
5.03
Comply with Insurance Policies. The Chargors shall pay all premiums relating to all insurance required by this Article when due and, upon reasonable request of the Chargee, shall promptly deliver to the Chargee receipted invoices or other evidence of payment. The Chargors shall comply with all the terms of each insurance policy required by this Article and all requirements of the insurer of each such policy. The Chargors shall not by any action or omission invalidate any insurance policy required to be carried hereunder or materially increase the premiums on any such policy above the normal premium charged by the carrier of such policy.
Article 6
- DAMAGE AND DESTRUCTION
6.01
Damage and Destruction/Restoration. If any damage or destruction in excess of One Million Dollars ($1,000,000.00) occurs to any Property, the Chargors shall: (i) give prompt written notice to the Chargee of any damage or destruction to such Property and cause such Property to be secured in a safe manner; (ii) promptly notify the Chargee of the Chargors’ good faith estimate of the cost of the work and materials required to repair or restore such damage or destruction (the “Restoration Work”); (iii) promptly commence and diligently prosecute the Restoration Work to completion in accordance with all Applicable Laws (including, without limitation, the Construction Act (Ontario)), to a standard at least equal to the replacement value and general utility of such Property immediately prior to such damage or destruction; and (iv) pay all costs and expenses incurred by any Lender Entity in connection with the recovery and administration of all insurance proceeds and the Restoration Work, including approving plans and specifications, inspecting the Restoration Work, and all reasonable architects’, adjusters’, lawyers’, engineers’ and other consultants’ fees and disbursements.
6.02
Application of Insurance Proceeds.
(a)
So long as no Event of Default has occurred and is continuing, the proceeds of all casualty insurance referred to in Section 5.01 (other than third party liability insurance, which may be

Exhibit 10.2

remitted to the applicable Borrower Entity without condition or further action by the Chargee) shall: (i) if the total amount of such proceeds is less than One Million Dollars ($1,000,000.00), be payable to the applicable Borrower Entity; (ii) if the total amount of such proceeds equals or exceeds One Million Dollars ($1,000,000.00) be payable to the Chargee to be held as additional security for the payment of the Loan Indebtedness, to be released by it to the applicable Borrower Entity upon receipt of: (1) an certificate of a senior officer of the applicable Borrower Entity stating that the proceeds of such insurance together with other funds held or arranged by such Borrower Entity is sufficient to fully repair, rebuild or replace the damage or destruction in respect of which the insurance proceeds are payable (and in which case such proceeds shall be released as and when needed and in such amounts as may be required to pay amounts in respect thereof); (2) a letter of undertaking of the applicable Borrower Entity to fully repair, rebuild and replace the damage or destruction in respect of which the insurance proceeds are payable; and (3) in the case of damage to any of the buildings on a Property, an opinion of an independent construction consultant that the funds requested, from time to time, will be sufficient to repair, replace or rebuild the damage or destruction in respect of which the insurance proceeds are payable; and (iii) the proceeds of business interruption insurance shall be paid to the applicable Borrower Entity.
(b)
If an Event of Default has occurred and is continuing: (i) the proceeds of all insurance other than third party liability and business interruption insurance shall be payable to the Chargee to be held by the Chargee as additional security for the payment of the Loan Indebtedness, to be applied by it, at the option of the Chargee, in reduction of such Loan Indebtedness or released to the applicable Borrower Entity in accordance with the provisions of Section 6.02(a) above; and (ii) the proceeds of business interruption insurance shall be payable to the Chargee to be held by the Chargee as additional security for the payment of the Loan Indebtedness, to be applied on account of ongoing obligations of the applicable Borrower Entity hereunder or in respect of the Properties as the same fall due from time to time and, to the extent of any surplus, firstly to arrears of such payments and thereafter, if the Chargee has opted to release proceeds of insurance as provided above, then the balance of the proceeds of business interruption insurance shall be payable to the applicable Borrower Entity failing which the balance, if any, remaining after application of such proceeds as aforesaid shall be paid to the Chargee as a partial prepayment of the Loan Indebtedness.
(c)
The proceeds of all insurance held by the Chargee shall, unless and until the same are applied or released to the applicable Borrower Entity as aforesaid, constitute continuing collateral security for the Loan Indebtedness.

6.03
Proceeds of Expropriation. All proceeds of expropriation (if such proceeds do not exceed Two Hundred and Fifty Thousand Dollars ($250,000.00)) shall be paid to the Applicable Borrower Entity and shall be re-invested in the Properties. All proceeds of expropriation which exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) (or following an Event of Default, all expropriation proceeds) shall be paid to and held by the Chargee and may be applied by the Chargee, in its sole option exercisable in its sole discretion, to reduction of the Loan Indebtedness then due or may be held by the Chargee as security for the Loan Indebtedness. As additional and separate security for payment of the Loan Indebtedness, the Chargors hereby assign, transfer and set over to the Chargee, as a first Lien thereon, all legal and beneficial right, title and interest in and to all present and future expropriation awards to be paid to the Chargee in respect of any Property in accordance with this Section 6.03, and the Chargors hereby authorize and direct the issuer of any such expropriation awards to make any such payment to be made to Chargee as provided in the preceding sentence, directly to the Chargee.
Article 7
- EVENT OF DEFAULT AND REMEDIES
7.01
Acceleration. Upon the occurrence of an Event of Default, the entire Loan Indebtedness shall, at the option of the Chargee in its sole discretion, immediately become due and payable, with interest thereon at the Interest Rate to the date of actual payment thereof, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, each of which are hereby expressly waived, and all the Chargee’s rights and remedies under this Charge, the other Loan Documents, and otherwise at law and in equity shall immediately become enforceable.

Exhibit 10.2

7.02
Power of Sale. Upon the occurrence of an Event of Default, the Chargee, upon giving the minimum notice required by Applicable Laws, may enter on, lease or sell the Properties. Any sale of any Property by the Chargee may be by public auction or private sale for such price and on such terms as to credit and otherwise with such conditions of sale as the Chargee in its sole discretion deems proper and in accordance with Applicable Laws. If any sale is for credit or for part cash and part credit, the Chargee will not be accountable for or be charged with any moneys until they are actually received. The Chargee may rescind or vary any contract or sale and may buy and re-sell any Property without being answerable for loss occasioned thereby. No purchaser will be bound to inquire into the legality, regularity or propriety of any sale or be affected by notice of any irregularity or impropriety. The Chargee may sell without entering into actual possession of any Property and while in possession will be accountable only for moneys which are actually received by it. The Chargee may, subject to the restrictions of Applicable Laws, sell parts of any Property from time to time to satisfy any portion of the Loan Indebtedness, leaving the remainder of such Property as security for the balance of the Loan Indebtedness. The Chargee may sell any Property or any portion of any Property subject to the balance of the Loan Indebtedness not yet due at the time of such sale. The costs of any sale or other enforcement proceedings pursuant to this Charge, whether such sale proves abortive or not, including taking, recovering or keeping possession of any Property or enforcing any other remedies pursuant to the Charge, shall be payable upon demand by the Chargors to the Chargee with interest thereon at the Interest Rate and until paid shall be added to the Loan Indebtedness and secured by this Charge.
7.03
General Rights of Chargee. Upon the occurrence of an Event of Default, the Chargee may, but will not be obligated to, perform or cause to be performed any obligations of the Chargors pursuant to this Charge and the other Loan Documents, and for such purpose may do such things as may be required, including entering upon the Properties and doing such things upon or in respect of the Properties as the Chargee reasonably considers necessary. No such performance by the Chargee shall relieve the Chargors from any default hereunder. The costs of all such actions taken by the Chargee shall be payable by the Chargors to the Chargee forthwith upon demand. Until paid, such costs together with interest thereon at the Interest Rate shall be added to the Loan Indebtedness and secured by the Charge.
7.04
Possession. Upon the occurrence of an Event of Default, the Chargee may enter into and take possession of any Property and shall be entitled to have, hold, use, occupy, possess and enjoy any Property without let, suit, hindrance, interruption or denial of the Chargors or any other Person. The Chargee may maintain, repair and complete the construction of any Property, inspect, manage, take care of, collect Rents and lease any Property or any part thereof for such terms and for such rents (which may extend beyond the Maturity Date) and on such conditions and provisions (including providing any leasehold improvements and tenant inducements) as the Chargee may determine in its sole discretion, which lease(s) shall have the same effect as if made by the Chargors, and all costs, charges and expenses incurred by the Chargee in the exercise of such rights (including allowances for the time, service or effort of any Person appointed by the Chargee for the above purposes, and all reasonable legal fees and disbursements incurred as between a solicitor and his own client), together with interest thereon at the Interest Rate, shall be payable forthwith by the Chargors to the Chargee, and until paid shall be added to the Loan Indebtedness and shall be secured by this Charge. Each lease or renewal of lease made by the Chargee while in possession of any Property shall continue for its full term notwithstanding the termination of the Chargee’s possession. No Lender Entity shall be liable for any loss or damage sustained by the Chargors or any other Person resulting from any lease entered into by the Chargee, any failure to lease any Property, or any part thereof, or from any other act or omission of the Chargee or any receiver in managing any Property, nor shall any Lender Entity be obligated to perform or discharge any obligation or liability of the Chargors under any lease, Loan Document or otherwise at law or in equity.
7.05
Carry on Business. Upon the occurrence of an Event of Default, the Chargee may in its sole discretion, carry on, or concur in the carrying on of all or any part of the business or undertaking of the Chargors relating to the Properties and enter on, occupy and use the Properties without charge by any Borrower Entity.
7.06
Borrow on the Security of the Properties. Upon the occurrence of an Event of Default, the Chargee may raise money on the security of the Properties or any part thereof in priority to this Charge or otherwise, as reasonably required for the purpose of the maintenance, preservation,

Exhibit 10.2

protection or completion of the Properties or any part thereof or to carry on all or any part of the business of the Chargors relating to the Properties.
7.07
Receiver. Upon the occurrence of an Event of Default, the Chargee may in its discretion, with or without entering into possession of any Property or any part thereof, by instrument in writing, appoint a “Receiver” (which shall include a receiver, a manager or a receiver and manager) of such Property or any part thereof with or without security and may from time to time remove any Receiver with or without appointing another in his stead, and in making such appointment or appointments or removing a Receiver the Chargee shall be deemed to be acting for the Chargors (provided that no such appointment shall be revocable by the Chargors). Upon the appointment of any such Receiver from time to time, and subject to the provisions of the instrument appointing such Receiver, the following provisions shall apply: (a) such Receiver may, in the discretion of the Chargee and by writing, be vested with all or any of the rights, powers and discretions of the Chargee; (b) such Receiver, so far as concerns the responsibility for his acts or omissions, shall be deemed the agent or attorney of the Chargors and not the agent of the Chargee (unless specifically appointed by the Chargee as the agent of the Chargee); (c) neither the appointment, removal or termination of such Receiver by the Chargee nor any act or omission by such Receiver shall incur or create any liability on the part of the Chargee to the Receiver in any respect or constitute the Chargee a chargee or mortgagee in possession of the Properties or any part thereof; (d) such Receiver shall be the irrevocable agent or attorney of the Chargors (unless the Chargee specifically appoints such Receiver as the agent for the Chargee) for the collection of all Rents falling due in respect of the Properties or any part thereof; (e) the rights and powers conferred herein in respect of the Receiver are supplemental to and not in substitution of any other rights and powers which the Chargee may have; (f) the Chargee may from time to time fix the remuneration for such Receiver, who shall be entitled to deduct the same out of revenue or sale proceeds of the Properties; (g) such Receiver shall have the power from time to time to lease any portion of the Properties which may become vacant for such term (which may extend beyond the Maturity Date) and shall have the power to accept surrenders of or terminate any lease, in each case on such terms and conditions as it may determine in its sole discretion and in so doing, such Receiver shall act as the attorney or agent of the Chargors and shall have authority to execute under seal any lease or surrender of any such premises or notice(s) of termination in the name of and on behalf of the Chargors, and the Chargors agree to ratify and confirm whatever any Receiver may do in the Properties; (h) such Receiver may make such arrangements, at such time or times as it may deem necessary without the concurrence of any other persons, for the repairing, completing, adding to, or managing of the Properties, including completing the construction of any incomplete building or buildings, structures, services or improvements on the Properties, and constructing or providing for leasehold improvements notwithstanding that the resulting cost may exceed the original Principal Amount; (i) such Receiver shall have full power to manage, operate, amend, repair or alter the Properties or any part thereof in the name of the Chargors for the purpose of obtaining rental and other income from the Properties or any part thereof; (j) no Receiver shall be liable to the Chargors to account for monies other than monies actually received by it in respect of the Properties and out of such monies so received from time to time such Receiver shall pay in the following order: (i) its remuneration aforesaid, (ii) all obligations, costs and expenses made or incurred by it, including any expenditures in connection with the management, operation, amendment, repair, construction or alteration of the Properties or any part thereof or any business or undertaking carried on by the Receiver thereon, (iii) interest, principal and other monies which may be or become a Lien upon the Properties from time to time in priority to this Charge, including all Realty Taxes, (iv) to the Chargee, all Loan Indebtedness and all reserves payable to the Chargee under the Commitment Letter, to be applied in such order as the Chargee in its discretion shall determine, and (v) at the discretion of the Receiver, interest, principal and other monies which may from time to time constitute a Lien on the Properties subsequent in priority or subordinate to the interest of the Chargee under this Charge, and such Receiver may retain in its discretion reasonable reserves to satisfy accruing amounts and anticipated payments in connection with any of the foregoing; (k) the Chargee may at any time and from time to time terminate any receivership by notice in writing to the Chargors and to any Receiver; and (l) the Chargors hereby release and discharge the Chargee and every Receiver from every claim of every nature, whether sounding in damages for negligence or trespass or otherwise, which may arise or be caused to the Chargors or any Person claiming through or under it by reason or as a result of anything done by the Chargee or any Receiver under the provisions of this paragraph. The Chargors agree to ratify and confirm all actions of any Receiver taken or made pursuant to this provision and agrees that neither the Receiver nor any other Lender Entity shall be liable for any loss sustained by the Chargors or any other Person resulting from any such action or failure to act.

Exhibit 10.2

7.08
Power of Attorney. The Chargors hereby grant to the Chargee, with full power of substitution, an irrevocable power of attorney coupled with an interest for the following purposes, in each case, solely during the occurrence of an Event of Default: (i) to make any of the leases referred to in Section 7.04, (ii) to obtain, collect and receive any insurance proceeds or expropriation awards however arising with respect to the Properties, to compromise or settle any claims relating to such proceeds or awards, to endorse any cheques, drafts or other instruments representing such proceeds or awards, and to execute and deliver all instruments, proofs of loss, receipts, and releases reasonably required in connection therewith, (iii) to correct any mistakes in and otherwise completing and perfecting any Loan Documents, (iv) to protect, perfect, preserve the security of the Loan Documents and to collect, enforce and realize on or under the Loan or the Loan Documents including the exercise of any of the rights, powers, authority and discretion of the Chargors in respect of the Properties, including collection of Rents and other money that may become or are now due and owing to the Chargors and (v) without limiting the foregoing, to make all necessary conveyances, deeds, transfers, assurances, receipts and other documents and instruments as may be necessary to transfer good and marketable title to all or any of the Properties and to complete all other matters pertaining thereto. The Chargors hereby ratify all actions of the Chargee pursuant to such power of attorney and confirms that no Lender Entity shall be liable for any loss sustained by the Chargors or any other Person resulting from any such action or any failure to act.
7.09
Concurrent Remedies. The Chargee may exercise all rights and remedies provided for in this Charge, any other Loan Document or otherwise under Applicable Laws concurrently or in such order and at such times as it may see fit and will not be obligated to exhaust any right or remedy before exercising any of its other rights or remedies provided for in this Charge, any other Loan Document or otherwise under Applicable Laws.
7.10
Judgments. The taking of a judgment or judgments against the Chargors or any other Person for breach of its obligations contained in this Charge or any other Loan Document will not merge or extinguish such obligations or affect the Chargee’s rights to interest on the Loan Indebtedness at the Interest Rate. Any such judgment may provide that interest thereon will be computed at the Interest Rate until such judgment is fully paid and satisfied.
7.11
Remedies Cumulative. The rights and remedies of the Chargee under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies otherwise provided under Applicable Laws. No right or remedy of the Chargee shall be exclusive of or dependent on any other right or remedy and any one or more of such rights and remedies may be exercised independently or in combination from time to time. Any single or partial exercise by the Chargee of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in any Loan Document shall not waive, alter, affect or prejudice any other right or remedy to which the Chargee may be lawfully entitled for such default or breach.
7.12
Extension of Time and Waiver. Neither any extension of time given by the Chargee to the Chargors or any Person claiming through the Chargors, nor any amendment to any Loan Document or other dealing by the Chargee with a subsequent owner of any Property will in any way affect or prejudice the rights of the Chargee against the Chargors or any other Person or Persons liable for payment of the Loan Indebtedness. The Chargee may waive any Event of Default in its sole discretion. No waiver will extend to a subsequent Event of Default, whether or not the same as or similar to the Event of Default waived, and no act or omission by the Chargee will extend to, or affect, any subsequent Event of Default or the rights of the Chargee arising from such Event of Default. Any such waiver must be in writing and signed by the Chargee. No failure on the part of the Chargee or the Chargors to exercise, and no delay by the Chargee or the Chargors in exercising, any right pursuant to this Charge or any other Loan Document will operate as a waiver of such right. No single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.
7.13
Discharge of Charge and Release. The Chargors shall, at their sole cost and expense, prepare and deliver to the Chargee’s solicitors, all discharges and releases reasonably required by the Chargors from the Chargee in respect of the Properties. All discharges and releases must be reviewed by, and be to the satisfaction of the Chargee’s solicitors, acting reasonably. The Chargor’s shall, on demand, pay all legal and other costs incurred by the Chargee to provide such discharges and releases required by the Chargors. All such discharges shall be executed and delivered by the Chargee to the Chargors, upon payment by the Chargors to the Chargee of all

Exhibit 10.2

Loan Indebtedness applicable thereto. Interest at the Interest Rate will continue to run and accrue on all Loan Indebtedness until full payment has been received by the Chargee. The Chargee may release in its discretion and at any time any Person or any part or parts of any Property from all or any part of the Loan Indebtedness or any security of the Loan Documents either with or without any consideration and without releasing any other part of any Property or any other Person from the Loan Documents or from any of the covenants contained in the Loan Documents, and without being accountable to the Chargors for the value of the land released or for any money except that actually received by the Chargee. Every part or lot into which any Property is or may hereafter be divided will stand charged with the entire Loan Indebtedness. The Chargee may grant time, renewals, extensions, indulgences, releases and discharges, may take securities from and give the same up, may abstain from taking securities from or from perfecting securities, may accept compositions and proposals, and may otherwise deal with the Chargors and all other Persons and securities as the Chargee may see fit without prejudicing the rights of the Chargee under the Loan or the Loan Documents.
Article 8
- INDEMNITY
8.01
General Indemnity. Without limiting any other provision of any Loan Document, the Chargors shall indemnify and pay, protect, defend and save harmless the Chargee from and against all actions, proceedings, claims, demands, judgments, losses, damages, liabilities, costs or expenses (including legal fees and disbursements on a substantial indemnity or equivalent basis), imposed upon, made against or incurred by the Chargee arising from or relating to directly or indirectly (i) any breach of any Loan Document by any Borrower Entity or any remedial or other proceedings taken by any Lender Entity thereunder or pursuant thereto, (ii) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (iii) any use, non use or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Property or any part thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (iv) performance of any labour or services or the furnishing of any materials or other property in respect of any Property or any part thereof, (v) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with the Loan, any lease or other transaction involving any Property or any part thereof, (vi) any taxes, fees, costs or expenses attributable to the execution, delivery, filing, or recording of any Loan Document, (vii) any Lien or other claim arising on or against any Property or any part thereof or asserted against any Lender Entity with respect thereto; and/or (viii) the claims of any tenant or other Person arising under or relating to any lease. Any amounts payable to the Chargee hereunder shall constitute part of the Loan Indebtedness, bear interest at the Interest Rate until paid and shall be secured by this Charge.
Article 9
- MISCELLANEOUS
9.01
Notice
(1)
Any notice, demand or other communication required or permitted to be given or made to the Chargors pursuant to this Charge may be given or made in any manner permitted or provided by the laws applicable thereto, notwithstanding any provision of any other Loan Document to the contrary. Subject to the foregoing, any such notice, demand or communication may be given or made, at the option of the Chargee by personal delivery, by prepaid ordinary or registered mail (to the address for service of the Chargors set out in this Charge or to the last known address of the Chargors as shown in the Chargee’s records) or by facsimile transmission to the facsimile number of the Chargors set out in Subsection 9.01(2) or the last known facsimile number of the Chargors as shown in the Chargee’s records. Such notice will be sufficient although not addressed to any Person by name or designation and notwithstanding that any Person to be affected thereby may be unknown, unascertained or under a disability. Subject to Applicable Laws, the giving of such notice in the manner aforesaid will be as effective as if the notice had been personally served on all Persons required to be served therewith.
(2)
Subject to Subsection 9.01(1), any demand, notice or communication to be made or given in connection with this Charge or any of the Loan Documents shall be in writing and may be made or given by personal delivery, by registered mail or by facsimile transmission addressed to the recipient as follows:

Exhibit 10.2

(i) to the Chargors:

c/o Smart Stop Self Storage REIT, Inc.10 Terrace Road, Ladera Ranch
California, USA, 92694

Attention: H. Michael Schwartz and James Barry
Email: hms@smartstop.com and JBarry@smartstop.com

(ii) to the Chargee:

c/o QuadReal Finance LP

Suite 515-1515 Douglas Street

Victoria, BC V8W 2G4

Attention: Mortgage

Email: mortgage.service@quadreal.com

or to such other address, individual or facsimile number as any party may designate by notice given to the other(s) in accordance with this Section. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been made or given on the day of actual delivery thereof, and if made or given by registered mail, on the third Business Day following the deposit thereof in the mail, and if made or given by facsimile transmission, on the first Business Day following the transmittal thereof. If the party giving any demand, notice or other communication knows or reasonably ought to know of any difficulties with the postal system that might affect the delivery of mail, such demand, notice or other communication shall not be mailed, but shall be given by personal delivery or by facsimile transmission.

9.02
Severability. If any term, covenant, obligation or agreement contained in this Charge, or the application thereof to any Person or circumstance, shall be invalid or unenforceable to any extent, the remaining provisions of this Charge or the application of such term, covenant, obligation or agreement to such other Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, obligation or agreement contained herein shall be separately valid and enforceable to the fullest extent permitted by law.
9.03
Governing Law. This Charge shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein without application of any principle of conflict of laws which may result in laws other than the laws in force in Ontario applying to this Charge; and the Chargors consent to the jurisdiction of the courts of the Province of Ontario and irrevocably agrees that, subject to the Chargee’s election in its sole discretion, all actions or proceedings arising out of or relating to this Charge shall be litigated in such courts and the Chargors unconditionally accepts the non-exclusive jurisdiction of the said courts and waives any defense of forum non-conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Charge, provided nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Chargee to bring proceedings against the Chargors or any other Borrower Entity in the courts of any other jurisdiction.
9.04
Non-Merger. The terms and conditions of the Loan Documents will remain binding and effective on the parties to this Charge and will not merge in this Charge nor in any other Loan Document.
9.05
Successors and Assigns. This Charge will enure to the benefit of and be binding upon the Chargors, the Chargee and their respective successors and permitted assigns.
9.06
No Obligation to Advance. Neither the preparation, execution nor registration of this Charge will bind the Chargee to advance all or any part of the Principal Amount. The advance of a part of the Principal Amount will not bind the Chargee to advance any unadvanced portion of the Principal Amount. Each advance of the Loan shall be subject to and governed by the terms and conditions of the Commitment Letter.

Exhibit 10.2

9.07
Consent to Disclosure. The Chargors acknowledge and agree that the Loan may be sold, transferred or assigned, in whole or in part, by the Lender Entity to other more Persons without further notice to or the consent of the Chargors. Each Lender Entity from time to time may release, disclose, exchange, share, transfer and assign as it may determine in its sole discretion, all information and materials (including financial statements and information concerning the status of the Loan, such as existing or potential Loan defaults, lease defaults or other facts or circumstances which might affect the performance of the Loan) provided to or obtained by any Lender Entity relating to any Borrower Entity, the Properties or the Loan (both before and after any Loan advance and/or default) without restriction and without notice to or the consent of the Chargors or any other Borrower Entity as follows: (i) to any other Lender Entity; (ii) to any subsequent or proposed purchaser of the Loan, including any subsequent or proposed Lender Entity, and their respective third party advisors and or agents, such as lawyers, accountants, consultants, appraisers and credit verification sources; (iii) to the public or any private group in any offering memorandum, prospectus or other disclosure document (including all initial and continuing disclosure requirements), regardless of format or scope of distribution; (iv) to the public or other interested Persons, directly or indirectly through information service providers or other market participants, for the purpose of providing market information from time to time relating to the status of the Loan or any interest therein regardless of format or scope of distribution; (v) to any Governmental Authority having jurisdiction over any trade of any interest in the Loan; and (vi) to any other Person in connection with the sale, assignment or participation of the Loan or in connection with any collection or enforcement proceedings taken under or in respect of the Loan and/or the Loan Documents. The Chargors irrevocably consent to the collection, obtaining, release, disclosure, exchange, sharing, transfer and assignment of all such information and materials.

Notwithstanding anything to the contrary in this Charge, the Commitment Letter or any other Loan Document, in no event shall the Chargee be entitled to assign, sell, syndicate, finance, collateralize, securitize, or transfer all or any portion of the Loan, the Loan Documents and all other security therefor, to any Person that either directly or indirectly, holds an equity interest in, or operates a direct competing self-storage business.

9.08
Maximum Rate of Return. Notwithstanding any provision of any Loan Document to the contrary, in no event will the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable under the Loan exceed the effective annual rate of interest lawfully permitted under that Section and, if any payment, collection or demand pursuant to the Loan in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand will be deemed to have been made by mutual mistake of the Chargors and Chargee and the amount of such payment or collection shall either be applied to the Loan Indebtedness (whether or not due and payable), and not to the payment of interest (as defined in Section 347 of the said Criminal Code), or be refunded to the Chargors at the option of the Chargee. For purposes of each Loan Document, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the Term of the Loan on the basis of annual compounding of the lawfully permitted rate of interest. In the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Chargee will be conclusive for the purposes of such determination.
9.09
Assignment. Save and except as expressly provided otherwise pursuant to Section 9.07 above, this Charge may be assigned by the Chargee at any time without prior notice to or consent of the Chargors. The Chargors shall not assign any of its rights and obligations under this Charge.

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IN WITNESS WHEREOF the Chargors have executed this Charge as of the date first noted above.

SST VI 19 ESANDAR DR, ULC
By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

I have authority to bind the Corporation.

SST VI 1230 LAKESHORE RD E, ULC
By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

I have authority to bind the Corporation.

SST VI 1770 APPLEBY LINE, ULC
By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

I have authority to bind the Corporation.

SST VI 2068 S SHERIDAN WAY, ULC
By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

I have authority to bind the Corporation.

SST VI 24-60 SANFORD AVE N, ULC
By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

I have authority to bind the Corporation.

SST VI 411 CITYVIEW BLVD, ULC
By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer and President

I have authority to bind the Corporation.

Signature Page – Charge (Ontario)

Schedule “A”

Properties

Property Address	Legal / Beneficial Ownership	PIN / Legal Description
19 Esandar Drive, Toronto, ON	Legal Owner: SST VI 19 ESANDAR DR, ULC Beneficial Owner: SST VI 19 ESANDAR DR, LLC	PIN 10369-0190(LT) PT LT 13 CON 3 FTB TWP OF YORK PT 5 TO 7 64R10411; CITY OF TORONTO
1230 Lakeshore Road East, Mississauga, ON	Legal Owner: SST VI 1230 LAKESHORE RD E, ULC Beneficial Owner: SST VI 1230 LAKESHORE RD E, LLC	PIN 13485-0304(LT) PT LT 6 CON 3 SDS TORONTO PT 1, 43R20469; S/T TT119305; CITY OF MISSISSAUGA
1770 Appleby Line, Burlington, ON	Legal Owner: SST VI 1770 APPLEBY LINE, ULC Beneficial Owner: SST VI 1770 APPLEBY LINE, LLC	PIN: 07181-1327(LT) PART BLOCK 3, PLAN M249, PART 1, PLAN 20R-21900; CITY OF BURLINGTON
2068 South Sheridan Way, Mississauga, ON	Legal Owner: SST VI 2068 S SHERIDAN WAY, ULC Beneficial Owner: SST VI 2068 S SHERIDAN WAY, LLC

PIN: 13429-0952(LT)

PART LOT 31, CONCESSION 2, SDS,(TORONTO) AS IN VS67469, RO510767, VS32808; SAVE AND EXCEPT PART 1, PLAN 43R38933; SUBJECT TO AN EASEMENT AS IN RO502828; SUBJECT TO AN EASEMENT AS IN VS420047; SUBJECT TO AN EASEMENT IN GROSS OVER PARTS 1 AND 2, 43R-39554 AS IN PR3694334; CITY OF MISSISSAUGA

24-60 Sanford Avenue North, Hamilton, ON	Legal Owner: SST VI 24-60 SANFORD AVE N, ULC Beneficial Owner: SST VI 24-60 SANFORD AVE N, LLC

PIN: 17199-0017(LT)

LTS 17, 18, 19, 20, 21, 22, 23 & 24, PL 46 ; PT LTS 25, 26, 27, 28, 29, 30, 31 & 32, PL 46 , AS IN VM231207 ; LANE, PL 46 , AS CLOSED BY ORDERS HA118450 & HA130962, AS IN VM231207; HAMILTON

411 Cityview Boulevard, Woodbridge, ON	Legal Owner: SST VI 411 CITYVIEW BLVD, ULC Beneficial Owner: SST VI 411 CITYVIEW BLVD, LLC

PIN: 03327-8199

PT BLK 133, PL 65M3899, PTS 1 TO 5 PL 65R35515; S/T EASEMENT OVER PTS 1, 2 AND 3 PL 65R35515 AS IN YR651192; S/T EASEMENT OVER PTS 2 AND 4 PL 65R35515 AS IN YR773653; CITY OF VAUGHAN

S/T SUBSECTION 44(1) OF THE LAND TITLES ACT, R.S.O. 1990 EXCEPT PARAGRAPHS 3 & 14 THEREOF. NOV. 21, 2000. THE FOLLOWING REMARK HAS BEEN ADDED ON 2008/05/13 AT 16:05 BY SHARON COLES